Exhibit 99.1

Oct. 1, 2015

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T acquires stake in leading Lloyd’s broker

WINSTON-SALEM, N.C. – BB&T IHC International Ltd., a subsidiary of BB&T Corporation (NYSE: BBT), announced today it has reached an agreement to enter into a partnership with Willis Group Holdings (NYSE: WSH), the global risk advisor, re/insurance broking and human capital and benefits firm, and Miller Insurance Services LLP, a specialist wholesale insurance broker operating internationally and a top five Lloyd’s broker.

On June 1, 2015, Willis announced that it had acquired an 85 percent interest in the Miller partnership. Partners of Miller retain the remaining 15 percent interest which will be transferred to new generations of Miller partners in perpetuity. Willis’ acquisition of an 85 percent stake in Miller Insurance Services LLP was completed through Miller 2015 Limited, a subsidiary of Willis established exclusively to house this partnership.

BB&T has agreed to acquire 19.9 percent of Miller 2015 Limited from Willis, resulting in a 16.9 percent interest in Miller Insurance Services LLP.

“The Lloyd’s market is a global center of excellence for specialty insurance and is strategically important to BB&T Insurance Holdings. This investment establishes stronger connectivity with the Lloyd’s market and provides greater certainty of high quality access for BB&T Insurance. Miller has been a strong and valuable partner. We are pleased to be able to deepen our relationship through an ownership stake and enhance BB&T Insurance’s overall customer value proposition and offering,” said John Howard, vice chairman and CEO of the Wholesale and Specialty division of BB&T Insurance Holdings. Howard was recently named chairman and CEO of BB&T Insurance Holdings Inc. effective Jan. 1, 2016.

The transaction is subject to customary closing conditions including regulatory approval and is expected to close in the fourth quarter of 2015. Terms of the transaction were not disclosed. This transaction was contemplated in BB&T’s capital plan that has been approved by the Federal Reserve as part of the 2015 Comprehensive Capital Analysis and Review (CCAR) and does not change BB&T’s previously announced capital actions.

Deutsche Bank Securities Inc. served as financial advisor to BB&T. Willkie Farr & Gallagher LLP and Wachtell, Lipton, Rosen & Katz served as legal counsel to BB&T in this transaction.

About BB&T Insurance Holdings
Raleigh, N.C.-based BB&T Insurance Holdings, the fifth largest insurance broker in the U.S. and the sixth largest internationally, is a wholly owned subsidiary of BB&T Corporation. BB&T Insurance Holdings operates approximately 200 insurance agencies through subsidiaries BB&T Insurance Services, BB&T Insurance Services of California, McGriff, Seibels & Williams, CRC Insurance Services, AmRisc, Tapco Underwriters and Crump Life Insurance Services. Visit Insurance.BBT.com to learn more.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with approximately $210 billion in assets and market capitalization of approximately $31.3 billion, as of August 17, 2015. Based in Winston-Salem, N.C., the company operates 2,149 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T has also been named one of the World's Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

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